Exhibit 99.1

Investor Contact David Martin 717.612.5628 damartin@harsco.com	Media Contact Kenneth Julian 717.730.3683 kjulian@harsco.com

FOR IMMEDIATE RELEASE

HARSCO CORPORATION REPAYS OCTOBER 2015 NOTES AND PROVIDES THIRD QUARTER AND FULL YEAR 2015 UPDATE

CAMP HILL, PA (October 15, 2015) . . . Harsco Corporation (NYSE: HSC) today announced that it repaid its 2.7% $250 million Notes due October 15, 2015 with funds provided through its revolving credit facility. In recent weeks, the Company has been evaluating a number of long-term alternatives to refinance these notes and this process is ongoing. In the meantime, the revolving credit facility provides an attractive financing option, and given that the credit agreement term extends into 2017, Harsco believes this will provide adequate financial liquidity and borrowing capacity as the Company continues to assess its capital needs in the context of operational trends and strategic initiatives.

At the end of the September quarter, Harsco maintained borrowing capacity and available cash of approximately $450 million and a net leverage ratio of 2.7x as compared with a maximum debt covenant of 3.75x under the Company’s current Credit Agreement. Harsco also expects its debt levels to remain stable for the balance of the year.

Third Quarter and Full Year Update
The Company expects that its third quarter 2015 results will be above the guidance ranges previously provided for key financial figures excluding any special items taken in the quarter. Prior guidance for the third quarter included adjusted operating income of $20 million to $25 million and adjusted earnings per share of $0.05 to $0.09. During the September quarter, Metals & Minerals and Rail performed better than expectations while lower Corporate spending offset modest weakness experienced within the Industrial segment. Looking forward, the Company continues to anticipate that adjusted operating income for the full-year will be within the previously provided range of $120 to $135 million.

Harsco plans to provide a thorough update when it reports third quarter results in early November. Details regarding its earnings release and conference call are provided below.

•	Earnings Release: Monday, November 9, 2015 before NYSE market opening via public newswire distribution and the Harsco Corporation website at www.harsco.com.

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Teleconference: Monday, November 9, 2015 at 9:00 am ET. Internet broadcast in listen-only mode at www.harsco.com. The call can also be accessed by telephone by dialing (800) 611-4920, or (973) 200-3957 for international callers. Listeners are advised to dial in approximately five minutes prior to the call. Enter Conference ID number 54186075.

•	Replays: available after completion of the live call at www.harsco.com, and also by telephone through November 23, 2015 by dialing (855) 859-2056, (404) 537-3406 or (800) 585-8367.

Forward-Looking Statements
The nature of the Company's business and the many countries in which it operates subject it to changing economic, competitive, regulatory and technological conditions, risks and uncertainties. In accordance with the "safe harbor" provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, the Company provides the following cautionary remarks regarding important factors that, among others, could cause future results to differ materially from the results contemplated by forward-looking statements, including the expectations and assumptions expressed or implied herein. Forward-looking statements contained herein could include, among other things, statements about management's confidence in and strategies for performance; statements made regarding the Harsco Metals & Minerals Segment's Improvement Plan ("Project Orion") and guidance for 2015; and expectations regarding growth, sales, cash flows, and earnings. Forward-looking statements can be identified by the use of such terms as "may," "could," "expect," "anticipate," "intend," "believe," "likely," "estimate," "plan" or other comparable terms.

Factors that could cause actual results to differ, perhaps materially, from those implied by forward-looking statements include, but are not limited to: (1) changes in the worldwide business environment in which the Company operates, including general economic conditions; (2) changes in currency exchange rates, interest rates, commodity and fuel costs and capital costs; (3) market and competitive changes, including pricing pressures, market demand and acceptance for new products, services and technologies; (4) unforeseen business disruptions in one or more of the many countries in which the Company operates due to political instability, civil disobedience, armed hostilities, public health issues or other calamities; (5) the Company's ability to successfully enter into new contracts and complete new acquisitions or strategic ventures in the time-frame contemplated, or at all; (6) the Company's ability to successfully implement and receive the expected benefits of cost-reduction and restructuring initiatives, including the achievement of expected cost savings in the expected time frame; (7) the ability to successfully implement the Company's strategic initiatives and portfolio optimization and the impact of such initiatives, such as Project Orion; and (8) other risk factors listed from time to time in our reports filed with the SEC. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein as a result of new information, future events or otherwise.

About Harsco Corporation
Harsco is a diversified, global engineered products and services company serving major industries that are fundamental to worldwide economic development, including steel and metals production, railways and energy. Harsco’s common stock is a component of the S&P SmallCap 600 Index and the Russell 2000 Index. Additional information can be found at www.harsco.com.

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